Exhibit 99.1

News Release

Contact:	Chris O’Neal	EnPro Industries
	Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Completes Tack-on Offering

of $150 Million 5.875% Senior Notes Due 2022

CHARLOTTE, N.C., March 24, 2017 – EnPro Industries, Inc. (NYSE: NPO) (“EnPro”) today announced that it has completed its previously announced offering of $150 million of its 5.875% Senior Notes due 2022 (the “Additional Notes”). The offer was made in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act.

EnPro intends to use the net proceeds from the offering to repay outstanding borrowings under its senior secured revolving credit facility to increase availability to fund future capital requirements, including potential contributions to a trust to be established pursuant to a joint plan of reorganization filed in asbestos bankruptcy proceedings of certain subsidiaries, if such joint plan is approved and consummated, and for other general corporate purposes.

The Additional Notes are unsecured, unsubordinated obligations of EnPro and mature on September 15, 2022. Interest on the Senior Notes accrues at a rate of 5.875% per annum and is payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing September 15, 2017. The Additional Notes are guaranteed on a senior unsecured basis by EnPro’s direct and indirect domestic subsidiaries that guarantee its senior secured revolving credit facility.

Each holder of the Additional Notes may require EnPro to repurchase some or all of the Additional Notes for cash upon the occurrence of a defined “change of control” event, at a price equal to 101% of the principal amount of the Additional Notes being repurchased, plus accrued and unpaid interest. EnPro’s ability to redeem the Additional Notes prior to maturity is subject to certain conditions, including in certain cases the payment of make-whole amounts.

The indenture governing the Additional Notes includes covenants that restrict EnPro’s ability to engage in certain activities, including incurring additional indebtedness and paying dividends, subject in each case to specified exceptions and qualifications set forth in the indenture.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, securities or an offer to purchase, or a solicitation of an offer to purchase, the Additional Notes or any other securities. Any offers of the Additional Notes were made only by means of a private offering memorandum. The Additional Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of “Risk Factors” listed from time to time in EnPro’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016.

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